Exhibit 2.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

by and among

RE/MAX of Kentucky/Tennessee, Inc., RE/MAX of Georgia, Inc.,
RE/MAX of Southern Ohio, Inc.,

RE/MAX, LLC,

Stockholder,

AND

Key Employees

dated as of

November 22, 2016

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(continued)

(continued)

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		Page

Section 10.05	Severability	43

Section 10.06	Entire Agreement	43

Section 10.07	Successors and Assigns	43

Section 10.08	No Third-party Beneficiaries	44

Section 10.09	Amendment and Modification; Waiver	44

Section 10.10	Governing Law	44

Section 10.11	Specific Performance	44

Section 10.12	Counterparts	44

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of November 22, 2016, is entered into by and among RE/MAX of Kentucky/Tennessee, Inc., a Georgia corporation (“RE/MAX KY/TN”), RE/MAX of Georgia, Inc., a Georgia corporation (“RE/MAX GA”), and RE/MAX of Southern Ohio, Inc. a Georgia corporation (“RE/MAX OH” and, together with RE/MAX KY/TN and RE/MAX GA, the “Sellers”), RE/MAX, LLC (formerly known as RE/MAX International, Inc. and as RE/MAX of America, Inc.) a Delaware limited liability company (“Buyer”), Lisa McPherson, Scott McPherson, Robin McPherson, and Frank McCarty, each in their respective capacity as co-trustee for The McPherson Family Trust, a trust formed and existing pursuant to Georgia law (the “Stockholder”) and solely for the purposes of Sections 4.02(c), 6.03, 6.07, 6.08, and 6.12 herein, Dane Ellison and David Smith (collectively, the “Key Employees”).

RECITALS

WHEREAS, RE/MAX KY/TN is party to that certain RE/MAX Regional Agreement dated August 14, 1986 by and between Buyer and Howard McPherson (as renewed, and/or transferred to date, including specifically by that certain Transfer Agreement dated April 19, 1993 entered into with RE/MAX KY/TN, and along with any addenda, the “KY/TN Regional Franchise Agreement”), RE/MAX OH is party to that certain RE/MAX Regional Agreement dated December 30, 1986 by and between Buyer, Tom Hill and Howard McPherson (as amended, renewed, extended, assigned, and/or transferred to date, including specifically by that certain Transfer Agreement dated April 19, 1993 entered into with RE/MAX OH, and along with any addenda, the “OH Regional Franchise Agreement”), and RE/MAX GA is party to that certain Agreement dated July 29, 1977 by and between Buyer and Howard McPherson (as amended, renewed, and/or transferred to date, including specifically by that certain Transfer Agreement dated April 19, 1993 entered into with RE/MAX GA, and along with any addenda, the “GA Regional Franchise Agreement” and, together with the KY/TN Regional Franchise Agreement and the OH Regional Franchise Agreement, the “Regional Franchise Agreements”);

WHEREAS, pursuant to the Regional Franchise Agreements, Sellers acquired the subfranchise rights to the RE/MAX System for each Seller’s respective territories and Sellers have operated and built a RE/MAX real-estate franchising business (“Business”) within such areas pursuant to the applicable Regional Franchise Agreements;

WHEREAS, the Stockholder collectively owns all of the issued and outstanding stock of each Seller as of the date of this Agreement, and consequently, Stockholder will receive substantial economic benefit as a result of the transactions contemplated herein; and the Key Employees will receive a direct economic benefit in the form of a transaction bonus related to and as a result of the transactions contemplated herein;

WHEREAS, it is a condition of Buyer to enter into and consummate the transactions contemplated herein that each Key Employee agrees to the non-competition and other obligations provided for herein;

WHEREAS, it is a condition of Buyer to enter into and consummate the transactions contemplated hereby that an asset purchase agreement in substantially in the form of Exhibit A hereto (the “Advertising Fund Asset Purchase Agreement”) be duly executed and delivered by each of RE/MAX of Kentucky/Tennessee Advertising, Inc., a Georgia corporation, AD/MAX, Inc., a Georgia corporation, and RE/MAX of Southern Ohio Advertising, Inc. a Georgia corporation, (collectively, the “Ad Fund Entities”) and Buyer or a designee thereof;

WHEREAS, Stockholder is the sole Stockholder of each of the Ad Fund Entities; and

WHEREAS, Buyer desires to purchase from Sellers, and each Seller desires to sell and assign to Buyer, the Purchased Assets, in each case upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I

DefinitionS

The following terms have the meanings specified or referred to in this Article I:

“Accounts Receivable” has the meaning set forth in Exhibit 2.01.

“Acquisition Proposal” has the meaning set forth in Section 6.03(a).

“Action” means any collection matter, claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity, including related to any claim for indemnification pursuant to Article VIII hereof.

“Ad Fund Entities” has the meaning set forth in the recitals.

“Advertising Fund Asset Purchase Agreement” has the meaning set forth in the recitals.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Assigned Contracts” has the meaning set forth in Exhibit 2.01 hereto.

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.02(a)(iii).

“Assumed Liabilities” has the meaning set forth in Section 2.03.

“Audited Financial Statements” has the meaning set forth in Section 4.05.

“Balance Sheet” has the meaning set forth in Section 4.05.

“Balance Sheet Date” has the meaning set forth in Section 4.05.

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“Benefit Plan” means any pension, benefit, retirement, compensation, profit-sharing, deferred compensation, incentive, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by Sellers for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of Sellers or any spouse or dependent of such individual, or under which Sellers has or may have any Liability, whether direct or indirect (including any such plan or other arrangement previously maintained by Sellers).

“Books and Records” has the meaning set forth in Exhibit 2.01 hereof.

“Broker Payments” means amounts related to the monthly management fees, the technology fees, broker service fees, advertising fund fees, and any other fees or other amounts due and payable to any Seller under any Franchise Agreement.

“Business” has the meaning set forth in the recitals.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Denver, Colorado are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Closing Certificate” has the meaning set forth in Section 7.03(f).

“Buyer Indemnitee” has the meaning set forth in Section 8.02.

“Closing” has the meaning set forth in Section 3.01.

“Closing Date” has the meaning set forth in Section 3.01.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Direct Claim” has the meaning set forth in Section 8.04(d).

“Disclosure Schedules” means the Disclosure Schedules delivered by Sellers and Buyer concurrently with the execution and delivery of this Agreement.

“Dollars or $” means the lawful currency of the United States.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

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“ERISA Affiliate” means each entity that is, or was required to be, treated as a single employer with Seller under Sections 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means U.S. Bank National Association.

“Escrow Agreement” means the Escrow Agreement in the form and substance reasonably agreed to among Buyer, Seller and the Escrow Agent; provided, however, that the Escrow Agreement will provide for the release of the following cumulative amounts from the Escrow Agreement of: (a) on the second anniversary of such agreement’s effective date, Two Million and No/100 Dollars ($2,000,000) less any payments made or unresolved claims made on such Escrow Amount, (b) on the third anniversary of such agreement’s effective date, One Million and No/100 Dollars ($1,000,000) less any payments made or unresolved claims made on such Escrow Amount (other than payments or unresolved claims that reduced the amount released pursuant to (a) above), (c) on the fourth anniversary of such agreement’s effective date, One Million and No/100 Dollars ($1,000,000) less any payments made or unresolved claims made on such Escrow Amount (other than payments or unresolved claims that reduced the amounts released pursuant to (a) and (b) above), and (d) on the fifth anniversary of the such agreement’s effective date, the remaining balance held pursuant to the Escrow Agreement, less any unresolved claims made on such Escrow Amount; and provided, further, that the investments permitted while funds are in escrow shall be limited to (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (ii) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (iii) money market mutual funds that comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, are rated AAA by S&P and Aaa by Moody’s and have portfolio assets of at least $5,000,000,000; and/or (iv) bonds, notes, debentures or other evidences of indebtedness with maturities of one year or less from the date of acquisition issued or guaranteed by a corporation which are, at the time of purchase, rated by Standard & Poor’s as A or higher, or by Moody’s as A or higher; and provided, further, that any fees or costs payable to the Escrow Agent pursuant to the Escrow Agreement shall be borne and paid fifty percent (50%) by Sellers and fifty percent (50%) by Buyer, when due.

“Escrow Amount” means an amount equal to Five Million and No/100 Dollars ($5,000,000.00).

“Exchange Act” has the meaning set forth in Section 6.07.

“Excluded Assets” has the meaning set forth in Section 2.02.

“Excluded Claims” has the meaning set forth in Section 2.02(h).

“Excluded Contracts” has the meaning set forth in Section 2.02(a).

“Excluded Liabilities” has the meaning set forth in Section 2.04.

“FDD” means the franchise disclosure document prepared in accordance with the Federal Trade Commission trade regulation rule entitled “Disclosure Requirements and Prohibitions Concerning Franchising,” 16 C.F.R. Section 436.1 et seq (the “FTC Rule”) or any other Franchise Law and any other standard pre-contract information document provided to any prospective Franchisee describing the Franchise opportunity.

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“Financial Statements” has the meaning set forth in Section 4.05.

“Franchise” means any grant by any Seller to any Person of the right to engage in or carry on a “RE/MAX” business, which constitutes a “franchise,” as that term is defined under (a) the FTC Rule, regardless of the jurisdiction in which the franchised business is located or operates; or (b) the Franchise Law applicable in the jurisdiction in which the franchised business is located or operates, if any.

“Franchise Agreements” means the RE/MAX real estate franchise and license agreements and any other related agreements (including any addenda) and any renewals thereof, as may be amended from time to time, entered into between a Seller or any predecessor thereof and any Franchisee.

“Franchise Law” means the FTC Rule and any other Law (including the Law of any state of the United States or any other country) regulating the offer or sale of Franchises, business opportunities, seller-assisted marketing plans or similar relationships or governing the relationship of the parties to a Franchise arrangement, including in the areas of terminating, failing to renew, and transferring that arrangement.

“Franchisee” means a Person who owns an individual real-estate brokerage office that is authorized pursuant to a Franchise Agreement with a Seller to establish such office and operate a real-estate business under the RE/MAX name and RE/MAX Intellectual Property.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Indemnified Party” has the meaning set forth in Section 8.04.

“Indemnifying Party” has the meaning set forth in Section 8.04.

“Insurance Policies” has the meaning set forth in Section 4.15.

“Intellectual Property” means all of the following and similar intangible property and related proprietary rights, interests and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world: (a) trademarks, service marks, trade names, brand names, logos, trade dress and other proprietary indicia of goods and services, whether registered or unregistered, and all registrations and applications for registration of such trademarks, including intent-to-use applications, all issuances, extensions and renewals of such registrations and applications and the goodwill connected with the use of and symbolized by any of the foregoing; (b) e-mail addresses, internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or registry or Governmental Authority, and any internet login or identifier, including but not limited to, any social media screen names, accounts or handles; (c) original works of authorship in any medium of expression, whether or not published, all copyrights (whether registered or unregistered), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications; (d) confidential information, formulas, designs, devices, technology, know-how, research and development, inventions, methods, processes, compositions, customer lists, lists of and all information related to Franchisees and any franchise, broker, and/or agent prospects, and other trade secrets, whether or not patentable; and (e) all rights to sue and recover and retain damages, costs and attorneys’ fees for past, present and future infringement and any other rights relating to any of the foregoing.

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“Intellectual Property Assets” means all Intellectual Property that is owned by Seller and used in or necessary for the conduct of the Business as currently conducted.

“Intellectual Property Assignments” has the meaning set forth in Section 3.02(a)(iv).

“Intellectual Property Licenses” means all licenses, sublicenses and other agreements, other than the Regional Franchise Agreement, by or through which other Persons, including Seller’s Affiliates, grant Seller exclusive or non-exclusive rights or interests in or to any Intellectual Property that is used in or necessary for the conduct of the Business as currently conducted, except for readily available off-the-shelf commercial licenses.

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar or registry in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Interim Balance Sheet” has the meaning set forth in Section 4.05.

“Interim Balance Sheet Date” has the meaning set forth in Section 4.05.

“Interim Financial Statements” has the meaning set forth in Section 4.05.

“International Employee Plan” means any Benefit Plan for the benefit of one or more employees who perform services outside the United States that is subject to the laws of a foreign country and has been adopted by, maintained by or contributed to by Seller, whether formally or informally, or with respect to which Seller has, may have or will have any Liability.

“Key Employees” has the meaning set forth in the recitals.

“Knowledge of Seller or Sellers’ Knowledge” or any other similar knowledge qualification, means (i) the actual knowledge of any of the Key Employees (collectively, the “Knowledge Parties”), or (ii) the knowledge of any of the Knowledge Parties based on what such Person knew or should have known in the normal course of performing their respective duties.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees actually incurred and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.

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“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, financial prospects, financial condition, or assets of any Seller or the Business, (b) the value of the Purchased Assets, or (c) the ability of the Seller to consummate the transactions contemplated hereby on a timely basis; provided, that none of the following events, conditions, changes, occurrences, developments or states of circumstances shall be deemed to be, either alone or in combination, materially adverse: (a) changes or developments in financial, economic or political conditions in the United States; (b) changes or developments, after the date hereof, in any Law or GAAP or interpretation or enforcement thereof; (c) changes or developments resulting from or caused by natural disasters, outbreak of major hostilities in which the United States is involved or any act of war or terrorism within the United States or directed against its facilities or citizens wherever located; (d) failure by such Person to meet internal or third party projections or forecasts or any published revenue or earnings projections for any period (except to the extent that, with respect to this clause (e), the facts or circumstances giving rise or contributing to such failure may themselves be deemed to constitute a Material Adverse Effect); (f) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with such Person; (g) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of the other Party; or (h) changes or developments that affect generally the real estate franchising business. For purposes of determining whether a Material Adverse Effect has occurred, the parties shall consider the event, occurrence, fact, condition or change giving rise to such inquiry in the aggregate of all of the Sellers and in the aggregate of all of the Purchased Assets, and not with respect only to an individual Seller or its respective portion of the Purchased Assets.

“Material Contracts” has the meaning set forth in Section 4.08(a).

“Ordinary Course of Business” means, with respect to any action taken by a Person, such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Purchase Price” has the meaning set forth in Section 2.05.

“Purchased Assets” has the meaning set forth in Section 2.01.

“RE/MAX GA” has the meaning set forth in the preamble.

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“RE/MAX KY/TN” has the meaning set forth in the preamble.

“RE/MAX OH” has the meaning set forth in the preamble.

“Regional Franchise Agreement” has the meaning set forth in the recitals.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Restricted Business” means any residential or commercial real estate brokerage franchising or brokerage business.

“Restricted Period” has the meaning set forth in Section 6.08(a).

“Seller” has the meaning set forth in the preamble.

“Seller Closing Certificate” has the meaning set forth in Section 7.02(k).

“Seller Indemnitees” has the meaning set forth in Section 8.03.

“Stockholder” has the meaning set forth in the preamble.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Territory” means the State of Georgia, the State of Kentucky, the State of Tennessee, and the areas in the State of Ohio comprising RE/MAX OH's current territory as set forth in the OH Regional Franchise Agreement.

“Third Party Claim” has the meaning set forth in Section 8.04(a).

“Transaction Documents” means this Agreement, the Assignment and Assumption Agreement, Intellectual Property Assignments, the Transition Services Agreement, the Escrow Agreement, and the Advertising Fund Asset Purchase Agreement.

“Transition Services Agreement” has the meaning set forth in Section 3.2(a).

Article II

Purchase and Sale

Section 2.01         Purchase and Sale of Assets.   Subject to the terms and conditions set forth herein, at the Closing, each Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from the respective Seller, free and clear of any Encumbrances, all of such Seller’s right, title and interest in, to and under all of the assets, properties and rights owned by such Seller and listed in Exhibit 2.01 hereof (collectively, the “Purchased Assets”).

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Section 2.02        Excluded Assets.   Notwithstanding the foregoing, the Purchased Assets shall not include any other assets of any Seller, including the following assets (collectively, the “Excluded Assets”):

(a)          Contracts, including Intellectual Property Licenses, that are not Assigned Contracts (the “Excluded Contracts”);

(b)          any furniture, fixtures, equipment, tools, vehicles, office equipment, supplies, computers, telephones and other tangible personal property;

(c)          any owned real property or leased real property;

(d)          any inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories;

(e)          the seals, organizational documents, minute books, ownership books and documents, Tax Returns, books of account or other records having to do with the organization of such Seller;

(f)          any Benefit Plans and assets attributable thereto;

(g)          cash and cash equivalents of such Seller, other than the amount of cash listed on Exhibit 2.01;

(h)          the claims, demands, suits, causes of action or enforcement rights of such Seller as against third parties (“Excluded Claims”), including those listed in the Disclosure Schedules in Section 2.02(h), and any settlement, recoveries, judgments, benefits, awards, damages, interest, costs, or other direct or indirect recovery arising out of or related to Excluded Claims;

(i)          the confidential or proprietary communications of each Seller or their respective Affiliates regarding the transactions contemplated under this Agreement and communications of such Seller or its Affiliates that are subject to attorney-client privilege, in each case whether in tangible, electronic or other form; and

(j)          the rights which accrue or will accrue to such Seller under the Transaction Documents.

Section 2.03        Assumed Liabilities.   Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge only the following Liabilities of Sellers (collectively, the “Assumed Liabilities”), and no other Liabilities:

(a)          except as otherwise provided for in Section 2.04, all Liabilities in respect of the Assigned Contracts but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date; and

(b)          those Liabilities of such Seller set forth on Section 2.03(b) of the Disclosure Schedules.

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Section 2.04        Excluded Liabilities.   Notwithstanding the provisions of Section 2.03 or any other provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of any Seller or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). Each Seller shall, and shall cause each of its Affiliates to, pay and satisfy as soon as practicable all Excluded Liabilities which they are obligated to pay and satisfy. Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following:

(a)          any Liabilities of Sellers arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, investment bankers, consultants, advisers and others;

(b)          any Liability for (i) Taxes of Sellers (or any equityholder or any Affiliate of Sellers), including relating to the Business, the Purchased Assets or the Assumed Liabilities for any Pre-Closing Tax Period; (ii) Taxes of each Seller that arise out of the consummation of the transactions contemplated hereby or that are the responsibility of such Seller pursuant to Section 6.14; or (iii) other Taxes of Sellers (or any equityholder or any Affiliate of Sellers) of any kind or description (including any Liability for Taxes of Sellers (or any equityholder or any Affiliate of Sellers) that becomes a Liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law);

(c)          any Liabilities relating to or arising out of the Excluded Assets;

(d)          any Liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets to the extent such Action relates to such operation on or prior to the Closing Date or to the transactions contemplated herein;

(e)          any Liabilities of Sellers arising under or in connection with any Benefit Plan;

(f)          any Liabilities of Sellers for any present or former employees, officers, directors, retirees, independent contractors or consultants of Sellers, including, without limitation, any Liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, workers’ compensation, severance, retention, termination or other payments;

(g)          any trade accounts payable of Sellers;

(h)          any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of Sellers (including with respect to any breach of fiduciary obligations by same), except for indemnification of same pursuant to Section 8.03 as Seller Indemnitees;

(i)          any Liabilities under the Excluded Contracts;

(j)          any Liabilities associated with debt, loans or credit facilities of Sellers and/or the Business owing to financial institutions;

(k)          any Liabilities arising out of, in respect of or in connection with the failure by Sellers or any of their Affiliates to comply with any Law or Governmental Order; and

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(l)          any Liabilities relating to or arising out of the matters set forth in Section 4.17(a) of the Disclosure Schedules.

Section 2.05        Purchase Price.

(a)          The aggregate purchase price for the Purchased Assets shall be Fifty Million Four Hundred Thousand and No/100 Dollars ($50,400,000.00) (the “Purchase Price”), plus the assumption of the Assumed Liabilities. The Purchase Price, as adjusted pursuant to Section 2.07, shall be paid on the Closing Date by wire transfer of immediately available funds (i) in an amount and to a designated account of the applicable Seller in the percentages provided for in Section 2.06 below, and which amounts shall be in the aggregate equal to such adjusted Purchase Price less the Escrow Amount, and (ii) an account or accounts of the Escrow Agent designated in writing by the Escrow Agent to Sellers and Buyer in an amount equal to the Escrow Amount, which amount shall be held and distributed pursuant to the terms and conditions of the Escrow Agreement.

(b)

(i)          From and after the Closing Date, unless otherwise instructed in writing by Buyer, each Seller shall collect its Broker Payments due for the calendar month that includes the Closing Date, and each Seller shall deposit the amount of such Broker Payments in such Seller’s bank account consistent with such Seller’s Ordinary Course of Business prior to the Closing.

(ii)         On the last Business Day of the month following the month in which the Closing Date occurs, each Seller shall pay to Buyer an amount equal to (A) the amount owed to Buyer from such Seller pursuant to such Seller’s Regional Franchise Agreement for the period from the first day of the calendar month in which the Closing Date occurs until and including the Closing Date, plus (B) all of the Broker Payments attributable to the period after (but not including) the Closing Date until and including the last day of such month. Buyer will act in good faith and use commercially reasonable efforts consistent with Seller's past practice in Seller’s collection of such Broker Payments. For purposes of the foregoing sentence, “commercially reasonable efforts” shall not include formal demands, the taking of any collection actions (including assignment to a third party collection agency), or any other legal action.

(iii)        Except as provided for above, after the Closing Date, no Seller shall attempt to collect any amounts related to any other Accounts Receivable without Buyer’s written consent. If any Seller collects any amounts related to any other Accounts Receivable, such Seller shall promptly notify Buyer of such collection and such Seller shall remit such amounts to Buyer within five (5) Business Days after its receipt thereof.

Section 2.06         Allocation of Purchase Price.   The Purchase Price shall be allocated among each of the Sellers as follows: to RE/MAX KY/TN (45%), to RE/MAX OH (12%), and to RE/MAX GA (43%). Sellers and Buyer further agree that the Purchase Price and the Assumed Liabilities (plus other relevant items) shall be allocated for purposes of Section 1060 of the Internal Revenue Code of 1986, as amended, among the Purchased Assets in the manner reasonably agreed to by the parties. Buyer and Sellers shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation. If the Buyer and Sellers are not able to agree to such an allocation, each such party may file such Tax Returns with such information as determined by such Person.

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Section 2.07         Withholding Tax.   Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer is required to deduct and withhold under any provision of applicable Law. All such withheld amounts shall be treated as delivered to Sellers hereunder; provided, however, that such amounts withheld pursuant to applicable Law are actually remitted to the appropriate Governmental Authority as and when required by Law. Buyer must provide written notice to Seller on the later of (i) at least five (5) days in advance of Closing if it intends to withhold in order to invoke the right in this section to withhold tax, or (ii) promptly after becoming aware of such withholding obligation as a result of any Tax Clearance Certificate, but in any event such notice must be provided prior to Closing.

Section 2.08         Third Party Consents.   To the extent that any rights of any Seller under any Contract or Permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and the respective Seller, at its expense, shall use commercially reasonable efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, the applicable Seller, to the maximum extent permitted by Law and the Purchased Asset, shall act after the Closing as Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by law and the Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer. Notwithstanding any provision in this Section 2.08 to the contrary, Buyer shall not be deemed to have waived its rights under Section 7.02(d) hereof unless and until Buyer either provides written waivers thereof or elects to proceed to consummate the transactions contemplated by this Agreement at Closing.

Article III

Closing

Section 3.01         Closing.   Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place concurrently at the offices of the respective counsel to Buyer and Sellers, with Closing deliveries to be made by wire transfer, facsimile, or electronic mail, where appropriate, with originals to follow via overnight courier, on the third (3rd) Business Day after all of the conditions to Closing set forth in Article VII are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or in such other manner and at such other time, date or place as Sellers and Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date”. For accounting and Tax purposes, the Closing shall be deemed to take effect at 11:59 pm on the Closing Date. For all other purposes, the Closing shall be deemed to take effect at the time of the payment of the Purchase Price on the Closing Date.

Section 3.02         Closing Deliverables.

(a)          At the Closing, each Seller shall deliver to Buyer the following:

(i)          all of the Purchased Assets owned by such Seller;

(ii)         an assignment and assumption agreement substantially in the form of Exhibit B hereto (the “Assignment and Assumption Agreement”) and duly executed by such Seller, effecting the assignment to and assumption by Buyer of the Purchased Assets owned by such Seller and the Assumed Liabilities from such Seller;

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(iii)        an assignment substantially in the form of Exhibit C hereto (the “Intellectual Property Assignment”) and duly executed by such Seller, transferring all of such Seller’s right, title and interest in and to the Intellectual Property Assets owned by such Seller to Buyer;

(iv)        the Transition Services Agreement substantially in the form of Exhibit D hereto (the “Transition Services Agreement”) and duly executed by such Seller;

(v)         an Advertising Fund Asset Purchase Agreement duly executed by each of the Ad Fund Entities;

(vi)        a Seller Closing Certificate delivered by such Seller;

(vii)       the certificates of the Secretary or Assistant Secretary of such Seller required by Section 7.02(j) and Section 7.02(k);

(viii)      the Escrow Agreement duly executed by such Seller; and

(ix)         such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement;

(b)          At the Closing, Buyer shall deliver to Seller the following:

(i)          the Purchase Price, less the Escrow Amount;

(ii)         the Assignment and Assumption Agreement duly executed by Buyer;

(iii)        the Transition Services Agreement duly executed by Buyer;

(iv)        the Buyer Closing Certificate;

(v)         the Escrow Agreement duly executed by Buyer;

(vi)        the certificates of the Secretary or Assistant Secretary (or equivalent officer) of Buyer required by Section 7.03(g) and Section 7.03(h);

(vii)       the Advertising Fund Asset Purchase Agreements duly executed by the Buyer or a designee thereof; and

(viii)      such other customary instruments or documents, in form and substance reasonably satisfactory to Seller and Stockholder, as may be required to give effect to this Agreement.

(c)          At the Closing, Buyer shall deliver to the Escrow Agent the Escrow Amount to be held and distributed pursuant to the terms of the Escrow Agreement.

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Article IV

Representations and warranties

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, each Seller, severally for itself only and not jointly, represents and warrants to Buyer that the statements contained in this Article IV are true and correct as of the date hereof and as of the Closing Date with respect to such Seller and the Purchased Assets to the extent owned by such Seller prior to Closing. Only with respect to the representations and warranties in Section 4.02(b), Stockholder represents and warrants the information is true and correct as of the date hereof and of the Closing Date. Only with respect to the representations and warranties in Section 4.02(c), each Key Employee represents and warrants for itself that the information is true and correct as of the date hereof and of the Closing Date. Only with respect to the representations and warranties in Section 4.03(a), Section 4.03(b) and Section 4.03(c), each Seller represents and warrants the information is true and correct as of the date hereof and of the Closing Date only with respect to the applicable Section 4.03(a), Section 4.03(b) and Section 4.03(c) in which it is named. Only with respect to the representations and warranties regarding the contents of the Disclosure Schedules, no Seller makes any representations or warranties with respect to disclosures made by any other Seller appearing in the Disclosure Schedules.

Section 4.01         Organization and Qualification of Seller.   Seller is a corporation duly organized, validly existing and in good standing under the Laws of the state of Georgia and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Section 4.01 of the Disclosure Schedules sets forth each jurisdiction in which Seller is licensed or qualified to do business. Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary.

Section 4.02         Authority.

(a)          Seller has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out Seller’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms. When each other Transaction Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b)          With respect only to this Section 4.02(b), Stockholder represents and warrants that Stockholder has full power and authority to enter into this Agreement and the other Transaction Documents to which the Stockholder is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Stockholder, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of the Stockholder enforceable against the Stockholder in accordance with its terms. When each other Transaction Document to which the Stockholder is or will be a party has been duly executed and delivered by the Stockholder (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of the Stockholder enforceable against it in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

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(c)          Such Key Employee has full power and authority to enter into this Agreement, to carry out its obligations hereunder and thereunder and to consummate the transactions applicable to such Key Employee contemplated hereby and thereby. This Agreement has been duly executed and delivered by such Key Employee, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of such Key Employee enforceable against such Key Employee in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 4.03         Capitalization.

(a)          The authorized capital stock of RE/MAX KY/TN consists of 100,000 shares of capital stock, of which 48,358.86 are issued and outstanding. All of the shares of capital stock of RE/MAX KY/TN have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by the Stockholder.

(b)          The authorized capital stock of RE/MAX GA consists of 100,000 shares of capital stock, of which 500 are issued and outstanding. All of the shares of capital stock of RE/MAX GA have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by the Stockholder.

(c)          The authorized capital stock of RE/MAX OH consists of 100,000 shares of capital stock, of which 500 are issued and outstanding. All of the shares of capital stock of RE/MAX OH have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by the Stockholder.

(d)          There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of Seller or obligating the Stockholder to issue or sell any shares of capital stock of any such Person, or any other interest in, Seller. Seller has no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the capital stock of Seller.

Section 4.04         No Conflicts; Consents.   The execution, delivery and performance by Seller and the Stockholder of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not, except as set forth in Section 4.04 of the Disclosure Schedules,: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, bylaws, or other organizational document of Seller; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller or the Stockholder, the Business or the Purchased Assets; (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, could constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which Seller or the Stockholder is a party or by which Seller or the Stockholder or the Business is bound or to which any of the Purchased Assets are subject (including any Assigned Contract); or (d) result in the creation or imposition of any Encumbrance on the Purchased Assets. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller or the Stockholder in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

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Section 4.05         Financial Statements.   Complete copies of the audited financial statements consisting of the balance sheet of Seller as at December 31, in each of the years 2013, 2014, and 2015, and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Audited Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Business as at September 30, 2016, and the related statement of income for the nine-month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) have been delivered to Buyer. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse to Seller) and the absence of notes (that, if presented, based on Seller’s Knowledge would not materially differ from those presented in the Audited Financial Statements). The Financial Statements are based on the books and records of Seller, and fairly present in all material respects the financial condition of Seller as of the respective dates they were prepared and the results of the operations of Seller for the periods indicated. The balance sheet of Seller as of December 31, 2015, is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Business as of September 30, 2016, is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date.” Seller maintains a standard system of accounting established and administered in accordance with GAAP.

Section 4.06         Undisclosed Liabilities.   Seller has no Liabilities, except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date or are not required to be so reflected or reserved against under GAAP, (b) those which are set forth on Section 4.06 of the Disclosure Schedules, (c) those which have been incurred in the Seller’s Ordinary Course of Business since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount, and (d) those which are Excluded Liabilities.

Section 4.07         Absence of Certain Changes, Events and Conditions.   Since the Balance Sheet Date, and other than in the Seller’s Ordinary Course of Business or as disclosed in Section 4.07 of the Disclosure Schedules, there has not been any:

(a)          event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)          material change in any method of accounting or accounting practice for Seller, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(c)          material change in cash management practices, practices, or procedures with respect to collection of Accounts Receivable, establishment of reserves for uncollectible Accounts Receivable, accrual of Accounts Receivable, prepayment of expenses, payment of trade accounts payable, accrual of other expenses and deferral of revenue;

(d)          entry into any Contract that would constitute a Material Contract;

(e)          incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the Seller’s Ordinary Course of Business;

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(f)          transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet, other than transfers, assignments, sales, or other dispositions of assets with an aggregate value of not more than $50,000, or any transfer or assignment by any Seller of any of the Franchise Agreements;

(g)          cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Purchased Assets with an aggregate value of not more than $50,000 or any cancellation of any debts or claims related to Franchisees;

(h)          transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Intellectual Property Assets or Intellectual Property Licenses;

(i)           material damage, destruction or loss, or any material interruption in use, of any Purchased Assets, whether or not covered by insurance;

(j)           acceleration, termination, material modification to or cancellation of any Assigned Contract or Permit;

(k)          material capital expenditures which would constitute an Assumed Liability;

(l)           imposition of any Encumbrance upon any of the Purchased Assets;

(m)         adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(n)          any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.08         Material Contracts.

(a)          Section 4.08(a) of the Disclosure Schedules lists each of the Contracts by which Seller is bound or affected and for which the total consideration to be paid or received by Seller under such Contract exceeds $50,000 per annum (such Contracts, together with all Franchise Agreements and all Contracts relating to Intellectual Property set forth in Section 4.12(c) and Section 4.12(e) of the Disclosure Schedules, being “Material Contracts”).

(b)          Each Material Contract is valid and binding on Seller in accordance with its terms and is in full force and effect. None of Seller or, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has received any written notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been delivered to Buyer. There are no disputes pending or, to Seller’s Knowledge, threatened under any Contract included in the Purchased Assets.

Section 4.09         Title to Purchased Assets.   Seller has good and valid title to, or a valid leasehold interest in, all of the Purchased Assets purchased from such Seller. All such Purchased Assets (including leasehold interests) are free and clear of Encumbrances except for those items set forth in Section 4.09 of the Disclosure Schedules.

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Section 4.10         Owned Real Property.   Seller owns no real property used in or necessary for the conduct of the Business as currently conducted.

Section 4.11         Leased Real Property.   Section 4.11 of the Disclosure Schedules sets forth each parcel of real property leased by Seller and used in or necessary for the conduct of the Business as currently conducted. Seller is not in breach or default under (or, to the Seller's Knowledge, is alleged to be in breach of or default under) any lease or similar agreement related to such leased real property.

Section 4.12         Intellectual Property.

(a)          Section 4.12(a) of the Disclosure Schedules lists all (i) Intellectual Property Registrations and (ii) Intellectual Property Assets that are not registered but that are material to the operation of the Business. All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars or registrys, and all Intellectual Property Registrations are otherwise in good standing. Seller has made available to Buyer materially complete copies of file histories, documents, certificates, office actions and correspondence documenting all Intellectual Property Registrations in Seller’s possession.

(b)          Except as set forth in Section 4.12(b) of the Disclosure Schedules, Seller owns exclusively, all right, title and interest in and to the Intellectual Property Assets, free and clear of Encumbrances. Seller is in material compliance with all Laws applicable to the Intellectual Property Assets and Seller’s ownership and use thereof.

(c)          Section 4.12(c) of the Disclosure Schedules lists all Intellectual Property Licenses. Sellers have made available to Buyer complete copies of all such Intellectual Property Licenses. Each such Intellectual Property License is a valid and binding agreement of the Seller that is a party and the other party thereto, and is enforceable against such other party in accordance with its terms, and such Seller and, to the Knowledge of Sellers, such other party is in compliance in all material respects with the terms and conditions of such Intellectual Property License.

(d)          The Intellectual Property Assets and Intellectual Property Licenses as currently owned, licensed or used by the Sellers, and the conduct of the Business as currently conducted by the Sellers do not infringe, violate or misappropriate the Intellectual Property of any Person. No Seller has received any written communication, and no Action has been instituted, settled or, to Seller’s Knowledge, threatened that alleges any such infringement, violation or misappropriation, and none of the Intellectual Property Assets are subject to any outstanding Governmental Order.

(e)          Section 4.12(e) of the Disclosure Schedules lists all licenses, sublicenses and other agreements pursuant to which Seller grants rights or authority to any Person with respect to any Intellectual Property Assets or Intellectual Property Licenses. Each such agreement is a valid and binding agreement of the Seller that is a party and the other party thereto, and is enforceable against such other party in accordance with its terms, and such Seller and, to Seller’s Knowledge, such other party is in compliance in all material respects with the terms and conditions of such agreement. To Seller's Knowledge, no Person has infringed, violated or misappropriated, or is infringing, violating or misappropriating, any Intellectual Property Assets.

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Section 4.13         Accounts Receivable.   The Accounts Receivable reflected on the Interim Balance Sheet and the Accounts Receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by Seller in the Seller’s Ordinary Course of Business; (b) constitute only valid, undisputed claims of Seller not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the Seller’s Ordinary Course of Business; and (c) subject to a reserve for bad debts shown on the Interim Balance Sheet or, with respect to Accounts Receivable arising after the Interim Balance Sheet Date, on the accounting records of the Business, are collectible in full within 30 days after billing. The reserve for bad debts shown on the Interim Balance Sheet or, with respect to Accounts Receivable arising after the Interim Balance Sheet Date, on the accounting records of the Business have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 4.14         Franchise Matters.

(a)          Section 4.14 of the Disclosure Schedules sets forth with respect to each current Franchisee of Seller: (i) the name of the Franchisee, (ii) the address of the Franchisee; and (iii) a list of the Franchise Agreements to which such Franchisees are parties thereto, and any addenda, promissory notes, renewals, or amendments related thereto. There are no other agreements with Franchisees, oral or written, except for those agreements that appear on Section 4.14 of the Disclosure Schedules. Except as set forth in Section 4.14 of the Disclosure Schedules, no Seller has received any written notice, and has no reason to believe, based upon oral or written communications from its current Franchisees, that any Franchisee has terminated, or intends to terminate after the Closing, its Franchise Agreement or to otherwise terminate or materially reduce its relationship with Seller.

(b)          The FDDs used by the Sellers to offer and sell Franchises complied in all material respects with applicable Franchise Law at the time they were furnished to prospective Franchisees and throughout the period preceding execution and delivery of a Franchise Agreement. The information in the FDDs at the time they were used by the Sellers in connection with the solicitation, offer, grant or sale of Franchises was true and complete in all material respects and did not contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Seller FDDs have been amended or supplemented from time to time as required by applicable Franchise Law and such amendments and supplements were timely and properly furnished to each applicable Governmental Authority and Franchisees or prospective franchisees as required by applicable Franchise Law. Notwithstanding anything to the contrary, no Seller makes any representation or warranty about the completeness or accuracy of any information about Buyer or Buyer’s franchise system delivered to a Seller for the purpose of inclusion in such Seller’s FDD that such Seller used in the solicitation, offer, grant and sale of Franchises.

(c)          A true and correct copy of all FDDs used by each Seller for the years 2016, 2015, and 2014, have been delivered to Buyer. Since the date of the most recent FDDs used by the Sellers, other than the transactions contemplated by this Agreement, there has been no change in the business, financial condition, or affairs of any Seller, the Franchise programs and systems, or, to Seller's Knowledge, the Franchisees that would, taken as a whole, require an amendment or supplement to such FDDs prior to the date hereof. Except as provided for in Section 4.14 of the Disclosure Schedules, no Seller (whether by contract or pursuant to any applicable Law) has made (i) any material representations or material agreements with any Franchisee that (y) vary from the Franchise Agreement with such Franchisee and (z) are materially adverse to the Franchisee, or (ii) except as set forth in the FDDs, any written (or, to Seller’s Knowledge, oral) representations to prospective Franchisees with respect to historical and/or prospective Franchisee sales, profits, or earnings.

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(d)          Each Seller (and any other Person soliciting, offering, granting, promoting or selling Franchises on behalf of a Seller) is and has at all times been in compliance in all material respects with all Franchise Law applicable to the solicitation, offering, granting and sale of Franchises. Each Seller has complied and is complying in all material respects with all Franchise Laws that relate to the regulation of the relationship between Seller and its Franchisees. Each Seller has at all times operated in all material respects in compliance with all Franchise Agreements. Each Franchise Agreement is a valid and binding agreement of the Seller that is a party to such Franchise Agreement and is in full force and effect, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law). No Seller is in default under or in breach of, nor in receipt of any written claim of default or breach under, any Franchise Agreement currently in effect. No event has occurred which with the passage of time or giving of notice or both would result in a default, breach, or event of non-compliance by a Seller under any Franchise Agreement currently in effect that would have a Material Adverse Effect on such Seller. Except as set forth on Section 4.14 of the Disclosure Schedules, no Seller has sent notice of a breach to any Franchisee that remains uncured. There are no material disputes pending or, to any Seller’s Knowledge, threatened under any Franchise Agreement, except as set forth on Section 4.14 of the Disclosure Schedules.

(e)          Except as set forth on Section 4.14 of the Disclosure Schedules, none of the Franchise Agreements contains any grant of exclusive rights to a territory designated therein, or other exclusive right, which in either case conflicts with any grant of exclusive rights to a territory or other exclusive right granted under any other Franchise Agreement.

(f)          Each Seller, prior to the date of Closing, has at all times collected, maintained, administered, managed, directed, spent and utilized all advertising and marketing funds (including any advertising cooperative funds, if any) contributed by or received from Franchisees in compliance with the Franchise Agreements and applicable Franchise Law. Except as set forth on Section 4.14 of the Disclosure Schedules, no Franchisee has delivered to a Seller a written claim of a Seller’s breach of any Franchise Agreements with respect to such advertising or marketing funds and no Seller has any Knowledge of any threat or notice of such a claim of breach of any Franchise Agreements.

(g)          Each Franchise Agreement is not dissimilar in any way that is both (i) adverse to the Franchisee with respect to the form of Franchise Agreement attached to the FDDs or similar document that was delivered to the Franchisee in connection with the solicitation, offering, granting and sale of the applicable Franchise, and (ii) would give rise to a claim of misrepresentation by a Seller in connection with the solicitation, offering, granting and sale of the applicable Franchise. A true and correct copy of each and every amendment, change, addendum, or modification of any kind to such form of Franchise Agreement that is currently effective or that has been entered into by a Seller in the five (5) years prior to the date hereof has been made available to the Buyer.

(h)          Except as set forth on Section 4.14 of the Disclosure Schedules, there are no written claims made by Franchisees and received by Sellers that any information in any FDDs was materially untrue, misleading, or incomplete at the time such FDDs was in use which remain unresolved.

(i)          Each Seller has obtained all authorizations and qualifications from Governmental Authorities under applicable Franchise Laws, that are required in order for such Seller to currently offer, sell and grant Franchises and such authorizations and qualifications, if any, remain currently effective and in good standing.

(j)          Except as set forth on Section 4.14 of the Disclosure Schedules, no Seller is (i) a guarantor or party to an agreement pursuant to which such Seller is directly or contingently liable (as a co-signor or otherwise) for any obligation of any Franchisee, (ii) a lessor or sublessor of any real or personal property to any Franchisee, or (iii) a party to any written financing arrangement with any Franchisee.

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(k)          Except as set forth on Section 4.14 of the Disclosure Schedules, Sellers have at all times complied in all material respects with, and no Seller has received any written notice from, any Governmental Authority with respect to any violation or alleged violation of, any Franchise Law which governs the offer, sale, terms, operation, advertisement, modification, renewal, transfer, or termination of franchises and business opportunities, including the FTC Rule, and all applicable state and foreign franchise disclosure and/or registration laws, franchise termination laws, franchisee rights laws, franchise relationship laws, business opportunity laws, similar laws of other jurisdictions and all material regulations promulgated under the foregoing.

(l)          Except as set forth on Section 4.14 of the Disclosure Schedules, the transactions contemplated by this Agreement will not require the approval or consent of any Franchisee. Except as set forth on Section 4.14 of the Disclosure Schedules, no Franchise Agreement is subject to any right of rescission or termination. Section 4.14 of the Disclosure Schedules sets forth a true and complete list and description of any written assertion by a Franchisee of (i) a right of rescission or termination or (ii) an intention to cease operating its Franchise or not renew its Franchise, in either case that has not been finally resolved by the parties and is still outstanding.

(m)          No Seller has sold, assigned, transferred, conveyed, pledged, granted a security interest in, or otherwise disposed of any interest in any of the Franchise Agreements or any of its or their rights thereunder. Each Seller owns the rights of the franchisor under the Franchise Agreements to which it is a party, free and clear of any Encumbrances.

(n)          Between October 26, 2016 and the date hereof, no Seller has entered into or executed any new Franchise Agreement or renewal of a Franchise Agreement except on the terms provided for in the franchise agreement form attached to Seller’s 2016 FDD that was effective as of October 26, 2016.

Section 4.15         Insurance.   Section 4.15 of the Disclosure Schedules sets forth (a) a true and complete list of all current policies or binders of liability insurance and of errors and omissions insurance maintained by Seller or its Affiliates (collectively, the “Insurance Policies”); and (b) a list of all pending claims and the claims history for Seller since January 1, 2013. Except as set forth on Section 4.15 of the Disclosure Schedules, there are no claims related to the Business, the Purchased Assets or the Assumed Liabilities pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither Seller nor any of its Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued. All such Insurance Policies (a) are in full force and effect and enforceable in accordance with their terms; and (b) have not been subject to any lapse in coverage. None of Seller or any of its Affiliates is in material default under, or has otherwise failed to comply in any material respect with any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Business and are sufficient for material compliance with all applicable Laws and Contracts to which Seller is a party or by which it is bound. True and complete copies of the Insurance Policies have been delivered to Buyer.

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Section 4.16         Legal Proceedings; Governmental Orders.

(a)          Except as set forth in Section 4.16(a) of the Disclosure Schedules, there are no Actions pending or, to Seller’s Knowledge, threatened against or by Seller (a) relating to or affecting Seller or any of the Purchased Assets; or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)          Except as set forth in Section 4.16(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting Seller or any of the Purchased Assets. Seller is in compliance with the terms of each Governmental Order set forth in Section 4.16(b) of the Disclosure Schedules. No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

Section 4.17         Compliance With Laws; Permits.

(a)          Except as set forth in Section 4.17(a) of the Disclosure Schedules, Seller has complied, and is now complying, in all material respects, with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets.

(b)          All Permits required for Seller to conduct the Business as currently conducted or for the ownership and use of Seller’s Purchased Assets have been obtained by Seller and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 4.17(b) of the Disclosure Schedules lists all current Permits issued to Seller that are related to the conduct of the Business as currently conducted or the ownership and use of Seller’s Purchased Assets, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.17(b) of the Disclosure Schedules.

Section 4.18         Employment and Employee Benefit Matters.

(a)          Section 4.18(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Business as of the date hereof, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. Except as set forth in Section 4.18(a) of the Disclosure Schedules, as of the date hereof, all compensation, including wages, commissions and bonuses payable to employees, independent contractors or consultants of the Business for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of Seller with respect to any compensation, commissions or bonuses.

(b)          Seller is and has been in compliance, in all material respects, with the terms of all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of the Business, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by Seller as consultants or independent contractors of the Business qualify as such and are properly treated as independent contractors under all applicable Laws. All employees of the Business classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws qualify as and are properly classified. Except as set forth in Section 4.18(b) of the Disclosure Schedules, there are no Actions against Seller pending, or to Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Business, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wages and hours or any other employment related matter arising under applicable Laws.

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(c)          None of the Benefit Plans is (w) a “defined benefit plan,” as defined in Section 3(35) of ERISA, that is subject to Title IV of ERISA, (x) a “multiemployer plan,” as defined in Section 3(37) of ERISA, (y) subject to the minimum funding standards under Section 302 of ERISA or Section 412 of the Code, (z) an International Employee Plan, nor has Seller or any ERISA Affiliate ever contributed to, or ever been obligated to contribute to, any such plan. Seller is currently in material compliance with and has always complied in all material respects with the applicable provisions of Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Sections 601 through 608, inclusive, of ERISA. Seller has complied with the applicable requirements of the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, and the regulations and related guidance promulgated thereunder. Seller neither owes nor reasonably expects to owe a penalty or assessable payment under Code Section 4980H for 2015 or for any month in 2016 through the Closing Date.

Section 4.19         Taxes.   Except as set forth in Section 4.19 of the Disclosure Schedules:

(a)          All Tax Returns required to be filed by Seller for any Pre-Closing Tax Period have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and owing by Seller (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)          Seller has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)          No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Seller.

(d)          All deficiencies asserted, or assessments made, against Seller as a result of any examinations by any taxing authority have been fully paid.

(e)          Seller is not a party to any Action by any taxing authority. There are no pending or, to Seller's Knowledge, threatened Actions by any taxing authority.

(f)          There are no Encumbrances for Taxes upon any of the Purchased Assets nor is any taxing authority, to Seller's Knowledge, in the process of imposing any Encumbrances for Taxes on any of the Purchased Assets (other than for current Taxes not yet due and payable).

(g)          Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

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(h)          Seller is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(i)          None of the Purchased Assets is property that Seller is required to treat as being owned by any other person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended.

(j)          None of the Purchased Assets is tax-exempt use property within the meaning of Section 168(h) of the Code.

Section 4.20         Brokers.   Except as set forth in Section 4.20 of the Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller or the Stockholder.

Section 4.21         No Other Representations or Warranties.   Except for the representations and warranties contained in this Article IV, no Seller nor any other Person makes any other express or implied representation or warranty on behalf of any Seller or Stockholder, including as to the probable success or profitability of the ownership, use or operation of the Purchased Assets or the Business by Buyer after the Closing.

Article V

Representations and warranties of buyer

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Buyer represents and warrants to Sellers that the statements contained in this Article V are true and correct as of the date hereof.

Section 5.01         Organization of Buyer.   Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 5.02         Authority of Buyer.   Buyer has full limited liability company power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

Section 5.03         No Conflicts; Consents.   The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of formation, limited liability company agreement or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) except as set forth in Section 5.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.

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Section 5.04         Brokers.   No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 5.05         Legal Proceedings.   There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Article VI

Covenants

Section 6.01         Conduct of Business Prior to the Closing.   From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer, each Seller (x) shall conduct its business in the Ordinary Course of Business; and (y) shall use commercially reasonable efforts to maintain and preserve intact its current business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of its franchisees, prospects, employees, customers, lenders, suppliers, regulators and others having relationships with the Business. Without limiting the foregoing, from the date hereof until the Closing Date, except as required or contemplated by this Agreement or approved in writing by Buyer, each Seller shall:

(a)          preserve and maintain all Permits required for the conduct of its business as currently conducted or the ownership and use of the Purchased Assets;

(b)          pay its debts, Taxes and other obligations when due;

(c)          continue to collect Accounts Receivable in a manner consistent with past practice, without discounting such Accounts Receivable;

(d)          maintain the Purchased Assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(e)          continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(f)          defend and protect the Purchased Assets from infringement or usurpation;

(g)          perform all of its obligations under all Assigned Contracts;

(h)          maintain the Books and Records in accordance with past practice;

(i)          comply with all Laws applicable to the conduct of its business or the ownership and use of the Purchased Assets; and

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(j)          not take or permit any action that would cause any of the changes, events or conditions described in Section 4.07 to occur.

Notwithstanding anything to the contrary in this Agreement, Buyer acknowledges that, due to the pendency of the transaction contemplated herein, no Seller will after the date hereof enter into or execute, and no Seller has entered into or executed since October 26, 2016, any new Franchise Agreement or renewal of a Franchise Agreement, although some potential new Franchise Agreements and renewals of Franchise Agreements are pending and would otherwise be (or otherwise would have been) entered into by a Seller in the Ordinary Course of Business but for the pendency of the transaction contemplated in this Agreement.

Section 6.02         Access to Information.   From the date hereof until the Closing, each Seller shall (a) afford Buyer and its Representatives reasonable access to and the right to inspect, upon reasonable prior notice (but in any event not less than 24 hours in advance) and during ordinary business hours for the applicable Seller, all of the properties, assets, premises, Books and Records, Contracts and other documents and data related to the Business; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Business as Buyer or any of its Representatives may reasonably request; and (c) instruct its employees and Representatives to reasonably cooperate with Buyer in its investigation of the Business. Any investigation pursuant to this Section 6.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Seller.

Section 6.03         No Solicitation of Other Bids.

(a)          No Seller, Stockholder, or any Key Employee shall, nor shall any such Person authorize or permit any of their respective Affiliates or any of their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Each Seller, Stockholder, and Key Employee shall immediately cease and cause to be terminated, and shall cause their Affiliates and all of their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the Business, the Purchased Assets or any Seller.

(b)          In addition to the other obligations under this Section 6.03, each Seller, Stockholder, and Key Employee shall promptly (and in any event within three (3) Business Days after receipt thereof by such Person or its Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c)          Each Seller, Stockholder, and Key Employee agrees that the rights and remedies for noncompliance with this Section 6.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

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Section 6.04         Notice of Certain Events.

(a)          From the date hereof until the Closing, each Seller and Stockholder shall promptly notify Buyer in writing of:

(i)          any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by any Seller or Stockholder hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

(ii)         any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)        any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv)        any Actions commenced or, to such Seller’s Knowledge, threatened against, relating to or involving or otherwise affecting the Business, the Purchased Assets or the Assumed Liabilities that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.16 or that relates to the consummation of the transactions contemplated by this Agreement.

(b)          Buyer’s receipt of information pursuant to this Section 6.04 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by any Seller in this Agreement (including Section 8.02 and Section 9.01(b)) and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 6.05         Employees and Employee Benefits.

(a)          Except as otherwise set forth below in this Section 6.05(a), each Seller shall terminate its employment relationships with all of its employees at or prior to Closing. Following the Closing, Buyer may, at the Buyer’s sole and absolute discretion, offer employment to such persons. Nothing in this Agreement shall create any obligation on the part of Buyer to either hire or continue the employment of any employees of the Business for any definite period following the Closing Date. Buyer acknowledges and agrees that one or both of the Key Employees may be hired as an independent contractor by one or more of the Sellers and/or Stockholder after the Closing to provide post-Closing services on behalf of such parties.

(b)          Each Seller shall be solely responsible, and Buyer shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee, officer, director, independent contractor or consultant of the Business of such Seller, including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay for any period relating to service with such Seller at any time on or prior to the Closing Date and such Seller shall pay all such amounts to all entitled persons on or prior to the Closing Date.

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(c)          Sellers shall be liable for, and indemnify, defend and hold Buyer harmless from, all Liability: (i) related to employees of such Seller’s Business and arising from or relating to periods prior to the Closing, (ii) to the extent such Liabilities arise from any action, event or course of conduct that occurs on account of a Person’s employment or former employment or contractor engagement by such Seller or the Business; (iii) arising under or relating to any Benefit Plan; (iv) related to worker’s compensation, disability or similar workers’ protection claims of any current or former employees, officers, directors, independent contractors or consultants of the Business which claims are the result of an injury or illness originating on or prior to the Closing Date; (v) for obligations required by the Fair Labor Standards Act of 1938, the Equal Pay Act, applicable wage and hour laws, applicable workers’ compensation laws, or any other applicable requirements of Law for any period on or prior to the Closing Date; and (vi) arising under the WARN Act from conduct occurring on or prior to the Closing Date.

(d)          No provision of this Section 6.05 shall constitute an amendment to any Benefit Plan or any benefit plan which Buyer may maintain. Nor shall any provision of this Section 6.05 create any third party beneficiary rights, or inure to the benefit of or be enforceable by, any current or former employee, partner, manager, member, director, service provider or the dependent or beneficiary of any current or former employee, partner, manager, director, member or service provider or any Person representing the interests of any such individual.

(e)          Buyer shall take all actions necessary to provide COBRA continuation coverage to all individuals who are M&A Qualified Beneficiaries (within the meaning assigned to such term under Q&A-4 of the Treasury Regulations Section 54.4980B-9), which the parties agree include, but are not limited to, those individuals identified on Section 6.05 of the Disclosure Schedules, of the period to which such individuals are entitled to such coverage, subject to such beneficiaries paying their premiums under COBRA. Sellers shall provide Buyer with copies of all notices previously sent to such individuals related to COBRA continuation coverage arising out of the termination of such individuals' employment with Seller in connection with the transactions contemplated by this Agreement, and such other information and documentation that Buyer may request in order to administer COBRA for such individuals after the Closing Date. Sellers shall have provided the foregoing information to Buyer at or prior to Closing.

Section 6.06         Post-Closing Use of Leased Property.   Subject to the terms and conditions of the Transition Services Agreement, commencing on the Closing Date and for a period of up to three (3) months thereafter, Buyer shall have the right to use, on a rent-free basis (but subject to reimbursement for costs actually incurred by any Seller as contemplated by the Transition Services Agreement) and regardless of whether the following constitute Purchased Assets: (i) all owned and/or leased real property of Seller that was used by Seller for the operation of the Business prior to the Closing Date and (ii) all furniture, fixtures, computers, equipment, and other personal property of Seller, to the extent that the same were used for the operation for the Business prior to the Closing Date.

Section 6.07         Confidentiality.   From and after the Closing, each Seller, Stockholder, and Key Employee shall, and shall cause their Affiliates to, hold, and shall use commercially reasonable efforts to cause their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that such Seller, Stockholder, or Key Employee can show that such information (a) is generally available to and known by the public through no fault of any Seller, Stockholder, or any Key Employee, any of their Affiliates or their respective Representatives; or (b) is lawfully acquired by such Seller, Stockholder, or Key Employee, any of their Affiliates or their respective Representatives from and after the Closing from sources which are not known by the acquiring party to be prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If any Seller, Stockholder, Key Employee, or any of their Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Person shall promptly notify Buyer in writing and shall disclose only that portion of such information which such Person is advised by its counsel in writing is legally required to be disclosed, provided that such Person shall use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. Each Seller, Stockholder, and Key Employee acknowledges that Buyer has no obligation of confidentiality under this Section 6.07 and that Buyer intends to file the Agreement with the U.S. Securities and Exchange Commission pursuant to the requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and New York Stock Exchange.

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Section 6.08         Non-competition; Non-solicitation.

(a)          For a period of one (1) year commencing on the Closing Date (the “Restricted Period”), no Key Employee shall, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any actual or prospective client, franchisee, customer, supplier or licensor of the Business (including any existing or former client, franchisee, or customer of any Seller and any Person that becomes a client, franchisee, or customer of the Business after the Closing), or any other Person who has a business relationship with the Business, to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, each Key Employee may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Key Employee is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 1% or more of any class of securities of such Person.

(b)          During the Restricted Period, no Key Employee shall, and no such Key Employee shall permit any of their Affiliates to, directly or indirectly, hire or solicit any person who is or was employed in the Business during the Restricted Period, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees.

(c)          Each Key Employee acknowledges that a breach or threatened breach of this Section 6.08 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by any Key Employee of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(d)          Each Key Employee acknowledges that the restrictions contained in this Section 6.08 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer, each Seller, and Stockholder to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.08 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.08 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

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(e)          Each Key Employee acknowledges and agrees that such Person will receive from a Seller, on or after the Closing Date, a direct economic benefit in the form of a transaction bonus related to and as a result of the Closing of the transactions contemplated herein. Each Seller and Stockholder acknowledges and agrees that on or after the Closing Date, one or more of the Sellers shall pay such direct economic benefit to each Key Employee.

Section 6.09         Governmental Approvals and Consents.

(a)          Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents. Each party shall reasonably cooperate with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b)          Each Seller, Stockholder and Buyer shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 4.04 and Section 5.03 of the Disclosure Schedules.

(c)          Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all commercially reasonable efforts to:

(i)          respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any other Transaction Document;

(ii)         avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any other Transaction Document; and

(iii)        in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any other Transaction Document has been issued, to have such Governmental Order vacated or lifted.

(d)          All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Seller or Buyer with Governmental Authorities in such party’s Ordinary Course of Business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

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(e)          Notwithstanding the foregoing, nothing in this Section 6.09 shall require, or be construed to require, (i) Buyer or any of its Affiliates to agree to (A) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer or any of its Affiliates; or (B) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement and the other Transaction Documents; or (ii) Buyer or any of its Affiliates or Seller or any of their respective Affiliates to agree to any material modification or waiver of the terms and conditions of this Agreement.

Section 6.10         Books and Records.

(a)          In order to facilitate the resolution of any claims made against or incurred by Sellers prior to the Closing, or for any other reasonable purpose, after the Closing, Buyer shall:

(i)          retain for a period of at least six (6) years the Books and Records relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Buyer; and

(ii)         upon reasonable notice, afford each Seller and its Representatives reasonable access (including the right to make, at such Seller’s expense, photocopies), during normal business hours, to such Books and Records of such Seller.

(b)          In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, following the Closing, each Seller shall, and Stockholder shall cause each Seller to:

(i)          retain for a period of at least six (6) years the books and records (including personnel files) of each Seller that relate to the Business and its operations for periods prior to the Closing; and

(ii)         upon reasonable notice, afford the Buyer’s Representatives reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.

(c)          Neither Buyer nor any Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.10 where such access would violate any applicable Law.

Section 6.11         Closing Conditions.   From the date hereof until the Closing, each party hereto shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions of the other part(ies) set forth in Article VII hereof.

Section 6.12         Public Announcements.   Unless otherwise required by applicable Law (based upon the reasonable advice of counsel), no Seller, Stockholder, or any Key Employee shall make, and such Persons shall cause their Affiliates not to make, any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the Buyer (which consent shall not be unreasonably withheld or delayed). All parties agree to coordinate efforts with regard to a press release announcing the transaction shortly after the date hereof and such other press releases, external communications and public disclosures required pursuant to the Exchange Act and/or the New York Stock Exchange.

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Section 6.13         Receivables.   From and after the Closing, if any Seller, Stockholder, or any of their Affiliates receives or collects any funds relating to any Accounts Receivable or any other Purchased Asset, except as otherwise provided for in Section 2.05(b) above, such person shall remit or shall cause to remit such funds to Buyer within five Business Days after its receipt thereof. From and after the Closing, if Buyer receives or collects any funds relating to any Excluded Asset, Buyer shall remit any such funds to the applicable Seller. Following the Closing, except as otherwise provided for in Section 2.05(b) above, only upon Buyer’s request, each Seller and Stockholder shall, and shall cause their Affiliates to, utilize its commercially reasonable efforts to assist Buyer in the collection of any and all Accounts Receivable that remain outstanding as of the Closing Date. For purposes of the foregoing sentence, “commercially reasonable efforts” shall not include formal demands, the taking of any collection actions (including assignment to a third party collection agency), or any other legal action.

Section 6.14         Transfer Taxes.   All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by the respective Seller that such tax relates to. Each Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees.

Section 6.15         Tax Clearance Certificates.   Each Seller shall notify all of the taxing authorities in the jurisdictions that impose Taxes on such Seller or where such Seller has a duty to file Tax Returns of the transactions contemplated by this Agreement in the form and manner required by such taxing authorities, if the failure to make such notifications or receive any available tax clearance certificate (a “Tax Clearance Certificate”) could subject the Buyer to any Taxes of such Seller. If any taxing authority asserts that a Seller is liable for any Tax, such Seller shall, if such Tax is undisputed, promptly pay any and all such amounts and shall provide evidence to the Buyer that such liabilities have been paid in full or otherwise satisfied. In furtherance but not in limitation of the foregoing, each applicable Seller shall within five (5) Business Days of the date hereof (i) complete (including checking the box authorizing that such tax clearance certificate be sent to the Purchaser) and file a Form TSD-10 with the Georgia Department of Revenue, Taxpayer Services Division, (ii) file a request for a letter of good standing or the equivalent from the State of Kentucky, (iii) complete and file a Statement of Condition with the Ohio Department of Taxation, and (iv) deliver an affidavit to Buyer stating the amount of unpaid taxes, interest and penalty due through the date of such affidavit in form reasonably acceptable to Buyer as necessary to obtain the Tax Clearance Certificate. Each applicable Seller shall promptly deliver to Buyer any response received by such Seller as a result of any such filing.

Section 6.16         No Continued Sales.   No Seller shall enter into or execute any new Franchise Agreement, or renew or amend any Franchisee Agreement, after the date hereof.

Section 6.17         Further Assurances.   Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

Section 6.18         Liquidation and Dissolution of Sellers.   Buyer acknowledges that it is the intent of the Stockholder and each of the Sellers to liquidate, dissolve, and terminate the corporate existence of each of the Sellers following the Closing and prior to the expiration of the five (5) year survival period established in Section 8.01 below. In furtherance of the foregoing, Buyer expressly acknowledges that (i) each Seller may distribute to the Stockholder, at any time after Closing, such Seller's allocable share of the net Purchase Price received at Closing, and (ii) the Stockholder may, in turn, distribute all or any portion of such funds to the beneficiaries of the Stockholder; provided, however, Buyer’s foregoing acknowledgments do not waive and release in any way any future claims or causes of action against any Seller or the Stockholder, their current or future Affiliates or any other Person directly or indirectly resulting from such distribution, including any claim or cause of action asserting that such distribution is invalid, or seeking to declare such distribution to be fraudulent, a fraudulent conveyance or a preference under any bankruptcy Law, state or federal Law, common Law or any equitable theory.

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Section 6.19         Name Change.   Each Seller shall provide evidence to Buyer within five (5) Business Days after Closing that such Seller has changed its name with the Georgia Secretary of State and any other Governmental Authority to eliminate the word “RE/MAX” in such Seller’s name.

Section 6.20         Supplements and Corrections to Disclosure Schedules.   The Sellers and the Stockholder shall have the continuing obligation until Closing to correct, supplement, or amend promptly the Disclosure Schedules with respect to any matter arising or discovered after the date hereof (whether or not existing or known as of the date hereof) that causes any representation or warranty of any Seller or the Stockholder to be untrue or inaccurate in any respect (an “Updated Schedule”); provided, however, that such Updated Schedule shall be subject to the written consent of Buyer, which consent shall not be withheld, delayed, or conditioned unless the Updated Schedule (i) reflects an event or development that Buyer reasonably believes would constitute a Material Adverse Effect, (ii) reflects any material change to the representations and warranties in Section 4.01 (Organization and Qualification of Seller), Section 4.02 (Authority), Section 4.03 (Capitalization), Section 4.09 (Title to Purchased Assets), Section 4.14 (Franchise Matters), Section 4.17 (Compliance with Laws), Section 4.20 (Brokers), Section 5.01 (Organization of Buyer), Section 5.02 (Authority of Buyer) and Section 5.04 (Brokers), Section 4.18 (Employee and Employee Benefit Matters), and Section 4.19 (Taxes), or (iii) arises from a material fact known to the Sellers or the Stockholder on or before the date hereof. In the event that Buyer consents to the Updated Schedule, the information disclosed thereon shall be treated in the same manner and for the same purpose as the information contained on the Disclosure Schedules made a part of this Agreement at the time of execution, provided, however, that such information disclosed thereon shall not be considered for purposes of determining the amount of Losses pursuant to Article VIII. If Buyer does not consent to the Updated Schedule, such Updated Schedule shall not have any effect in qualifying or determining the truth, completeness, or accuracy of any representation, warranty, or covenant for purposes of this Agreement.

Article VII

Conditions to Closing

Section 7.01         Conditions to Obligations of All Parties.   The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)          No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b)          Sellers shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.04 and Buyer shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 5.03, in each case, in form and substance reasonably satisfactory to Buyer and Sellers, and no such consent, authorization, order and approval shall have been revoked.

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Section 7.02         Conditions to Obligations of Buyer.   The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a)          Other than the representations and warranties of Sellers contained in Section 4.01, Section 4.02, Section 4.03, Section 4.04, and Section 4.20, the representations and warranties of each Seller and the Stockholders contained in this Agreement and the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality, in all material respects, or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality, in all material respects, or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of each Seller and the Stockholders contained in Section 4.01, Section 4.02, Section 4.03, Section 4.04, and Section 4.20 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)          Each Seller, Stockholder, and Key Employee shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Seller, Stockholder, and each Key Employee shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)          No Action shall have been commenced against Buyer or any Seller or Stockholder which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d)          All approvals, consents and waivers that are listed on Section 4.04 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(e)          From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(f)          Each Seller shall have delivered to Buyer (or Buyer shall have waived) duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(a) to which such Seller is a party.

(g)          All Encumbrances relating to the Purchased Assets shall have been released in full (or will otherwise be released concurrent with the Closing) and the applicable Seller shall have delivered to Buyer written evidence, in form satisfactory to Buyer in its sole discretion, of the release (or release pending confirmation of Closing) of such Encumbrances.

(h)          Buyer shall have received a certificate from each Seller, dated the Closing Date and signed by a duly authorized officer of such Seller, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) as it relates to such Seller have been satisfied (the “Seller Closing Certificates”).

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(i)          Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each Seller certifying that attached thereto are true and complete copies of all resolutions adopted by all of the equityholders and the board of directors of such Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(j)          Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each Seller certifying the names and signatures of the officers of such Seller authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(k)          Each Seller shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement, and Buyer shall have completed its due diligence and deemed itself satisfied with the results thereof, in its sole and absolute discretion.

(l)          All of the assets of Integrity Marketing Solutions, Inc. shall have been assigned to one of the Sellers.

Section 7.03        Conditions to Obligations of Sellers and the Stockholder. The obligations of each Seller and the Stockholder to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or such Sellers’ and Stockholder's waiver, at or prior to the Closing, of each of the following conditions:

(a)          Other than the representations and warranties of Buyer contained in Section 5.01, Section 5.02 and Section 5.04, the representations and warranties of Buyer contained in this Agreement and the other Transaction Documents shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality, in all material respects, or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality, in all material respects, or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Buyer contained in Section 5.01, Section 5.02 and Section 5.04 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)          Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Buyer shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)          No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

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(d)          All approvals, consents and waivers that are listed on Section 5.03 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Seller at or prior to the Closing.

(e)          Buyer shall have delivered to Sellers duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(b).

(f)          Sellers shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied (the “Buyer Closing Certificate”).

(g)          Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by all of the manager or managers of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(h)          Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(i)          Buyer shall have delivered the Purchase Price (less the Escrow Amount) to Sellers as contemplated by Section 2.05.

(j)          Buyer shall have delivered to each Seller (or such Seller shall have waived) such other documents or instruments as each Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 7.04         Waiver; Effect of Closing on Conditions.   Any condition specified in Section 7.02 may be waived in writing by Buyer prior to Closing, and any condition specified in Section 7.03 may be waived in writing by Sellers and the Stockholder prior to Closing. Consummation of the transactions contemplated by this Agreement without fulfillment of any condition shall also be deemed as waiver of any such condition(s) with respect to the party for whose benefit such condition is set forth herein, provided, however, that such waiver of such condition shall be a waiver only related to this Article VII hereof and shall not affect any other obligation under this Agreement, including any obligation under Article VIII hereof.

Article VIII

Indemnification

Section 8.01         Survival.   Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is 24 months after the Closing Date; provided, however, that the representations and warranties in Section 4.01 (Organization and Qualification of Seller), Section 4.02 (Authority), Section 4.03 (Capitalization), Section 4.09 (Title to Purchased Assets), Section 4.17 (Compliance with Laws), Section 4.20 (Brokers), Section 5.01 (Organization of Buyer), Section 5.02 (Authority of Buyer) and Section 5.04 (Brokers), Section 4.14 (Franchise Matters), Section 4.18 (Employee and Employee Benefit Matters), and Section 4.19 (Taxes) shall survive until the date that is five (5) years after the Closing Date. All covenants and agreements of the parties contained herein shall survive the Closing for the period explicitly specified therein, or, if no such period is specified, until the earlier of (i) the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days, or (ii) the date that is five (5) years after the Closing Date. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party and Escrow Agent (if required pursuant to the Escrow Agreement) prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

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Section 8.02         Indemnification By Seller.   Subject to the other terms and conditions of this Article VIII, each Seller shall indemnify and defend Buyer and its Representatives (the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, any of the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)          any inaccuracy in or breach of any of the representations or warranties of any Seller contained in this Agreement, the other Transaction Documents, or in any certificate or instrument delivered by or on behalf of any Seller, Stockholder, or Key Employee, pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)          any breach or non-fulfillment of any covenant, agreement or obligation to be performed by any Seller, Stockholder, or Key Employee pursuant to this Agreement, any Transaction Document or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement;

(c)          any Excluded Asset or any Excluded Liability; or

(d)          any Third Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of any Seller or any of its Affiliates (other than the Assumed Liabilities) conducted, existing or arising on or prior to the Closing Date.

Section 8.03         Indemnification By Buyer.   Subject to the other terms and conditions of this Article VIII, Buyer shall indemnify and defend each Seller and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)          any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)          any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; or

(c)          any Assumed Liability.

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Section 8.04         Indemnification Procedures.   The party making a claim under this Article VIII is referred to as the “Indemnified Party,” and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party.”

(a)          Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is a Seller or Stockholder, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Business, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.04(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The reasonable fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.04(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller, Stockholder and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.07) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

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(b)          Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement to the contrary, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.04(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.04(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)          Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)          Cooperation. Each Indemnified Party that may be entitled to indemnification hereunder hereby agrees that, upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise to any Losses, it shall take commercially reasonable actions in order to mitigate and attempt to reduce the amount of such Losses. Any costs or expenses associated with taking such actions shall be included as Losses hereunder.

Section 8.05         Payments.   Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party and the Indemnified Party shall instruct the Escrow Agent to release to the Indemnified Party from the Escrow Amount the amount of such Loss to satisfy the Indemnifying Party’s obligations thereunder. To the extent that funds in the escrow accounts established pursuant to the Escrow Agreement is insufficient to pay all or any part of such Loss, the Indemnified Party may, subject to the limitations contained in this Article VIII, seek payment for such Loss from any Indemnifying Party or otherwise as provided for in this Agreement.

Section 8.06         Tax Treatment of Indemnification Payments.   All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

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Section 8.07         Certain Limitations.

(a)          Notwithstanding anything in this Agreement to the contrary, no Indemnified Party shall be entitled to receive any amount in respect of any indemnification claims under Section 8.02(a), or Section 8.03(a), as the case may be, unless and until the aggregate of all Losses incurred or suffered by such Indemnified Party exceeds Seventy-Five Thousand and No/100 Dollars ($75,000.00) (the “Basket”), in which event the Indemnified Party shall be entitled to recover for all Losses from the first dollar of such Loss. The aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 8.02(a), Section 8.02(b) or Section 8.03(a), as the case may be, shall not exceed Five Million and No/100 Dollars ($5,000,000.00) (the “Cap”), provided, however, that notwithstanding the foregoing, neither the Basket nor the Cap shall be applied to any claim or recovery of such Losses related to any violation of, non-fulfillment of, or non-compliance with, any covenant contained in Section 8.02(c) or Section 8.02(d), or any claim arising from intentional and actual fraud or criminal activity on the part of a party hereto in connection with the transactions contemplated by this Agreement. For purposes of determining the amount of Losses pursuant to this Article VIII, the representations and warranties of any party shall not be deemed qualified by any references to materiality or to Material Adverse Effect.

(b)          Payments by an Indemnifying Party pursuant to this Article in respect of any Losses shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Indemnified Party in respect of any such claim, less any related costs and expenses, including the aggregate cost of pursuing any related insurance claims and any related increases in insurance premiums or other chargebacks. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement. For purposes of the foregoing sentence, “commercially reasonable efforts” shall not include the filing of any lawsuit, arbitration, or other similar action.

(c)          In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple (whether used for calculating the Purchase Price or otherwise).

Section 8.08         Exclusive Remedies.   Subject to Section 6.08 and Section 10.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from intentional and actual fraud or criminal activity on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VIII. Nothing in this Section 8.08 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct.

Section 8.09         Termination and Release of Regional Franchise Agreements.   The liabilities, obligations, costs, and expenses of each Seller under its Regional Franchise Agreement are terminated as of Closing, and each such Seller is released from any and all liability, obligation, cost or expense under its Regional Franchise Agreement, except for (i) the obligations of such Seller under Section 6.13 and Section 8.02 of this Agreement, and (ii) payment obligations under the Regional Franchise Agreements arising from or relating to periods prior to the Closing.

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Article IX

Termination

Section 9.01         Termination.   This Agreement may be terminated at any time prior to the Closing:

(a)          by the mutual written consent of all Sellers and Buyer;

(b)          by Buyer by written notice to all Seller if:

(i)          Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by any Seller, Stockholder or Key Employee pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by such Seller, Stockholder, or Key Employee within ten days of such person’s receipt of written notice of such breach from Buyer; or

(ii)         any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been fulfilled by December 31, 2016, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)          by all Sellers, acting jointly, by written notice to Buyer if:

(i)          No Seller, Stockholder, or Key Employee is then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Buyer within ten days of Buyer’s receipt of written notice of such breach from Sellers; or

(ii)         any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been fulfilled by December 31, 2016, unless such failure shall be due to the failure of any Seller, Stockholder, or Key Employee to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d)          by Buyer or Sellers in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02         Effect of Termination.   In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

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(a)          as set forth in this Article IX and Section 6.06 and Article X hereof; and

(b)          that nothing herein shall relieve any party hereto from liability for any fraud, criminal activity, or willful misconduct.

Article X

Miscellaneous

Section 10.01        Expenses.   Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.02         Notices.   All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Sellers:	c/o FRANK O. HENDRICK, JR., ESQ., as Independent Special Trustee of the McPherson Family Trust

The Forum, Suite 925
3290 Northside Parkway
Atlanta, GA 30327
E-mail: bhendrick@hrrlaw.com

with a copy to:	BURR & FORMAN LLP

171 17th Street, Suite 1100
Atlanta, GA 30363
E-mail: ebrown@burr.com
Attention: Edward H. Brown, Esq.

If to Buyer:	RE/MAX, LLC

5075 S. Syracuse Street
Denver, CO 80237
E-mail: ascoville@remax.com and legal@remax.net
Attention: Adam Scoville, General Counsel

with a copy to:	DAVIS GRAHAM & STUBBS LLP

1550 17th Street, Suite 500
Denver, CO 80202
E-mail: jeff.brandel@dgslaw.com
Attention: Jeffrey R. Brandel, Esq.

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Section 10.03         Interpretation.   For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04         Headings.   The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05         Severability.   If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 6.08(d), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible. If the parties are unable to mutually agree to so modify the Agreement, the first sentence of this Section 10.05 shall be of no force or effect if the consequence of enforcing the remainder of this Agreement without such illegal, invalid, or unenforceable provision would be to cause any party to lose the material benefit of its economic bargain under this Agreement.

Section 10.06         Entire Agreement.   This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07         Successors and Assigns.   This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that prior to the Closing Date, Buyer may, without the prior written consent of Sellers, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.

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Section 10.08         No Third-party Beneficiaries.   Except as provided in Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09         Amendment and Modification; Waiver.   This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.10         Governing Law.   This Agreement shall be governed by and construed in accordance with the internal laws of the State of Colorado without giving effect to any choice or conflict of law provision or rule (whether of the State of Colorado or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Colorado.

Section 10.11         Specific Performance.   The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.12         Counterparts.   This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLERS:

RE/MAX of Kentucky/Tennessee, Inc.

By	/s/ Lisa McPherson
Name: Lisa McPherson
Title: President

RE/MAX of Georgia, Inc.
By	/s/ Lisa McPherson
Name: Lisa McPherson
Title: President

RE/MAX of Southern Ohio, Inc.
By	/s/ Lisa McPherson
Name: Lisa McPherson
Title: President

BUYER:

RE/MAX, LLC

By	/s/ David L. Liniger
Name: David L. Liniger
Title: Chief Executive Officer

STOCKHOLDER:

THE MCPHERSON FAMILY TRUST

By	/s/ Lisa McPherson
Lisa McPherson, as co- trustee

By	/s/ Scott McPherson
Scott McPherson, as co- trustee

By	/s/ Robin McPherson
Robin McPherson, as co- trustee

By	/s/ Frank McCarthy
Frank McCarthy, as co- trustee

Signature page to Asset Purchase Agreement (Franchise Agreements)

KEY EMPLOYEES:

/s/ Dane Ellison
Dane Ellison

/s/ David Smith
David Smith

Signature page to Asset Purchase Agreement (Franchise Agreements)